STEVEN L. KROLL
                            Attorney at Law
                       55 West Monroe, Suite 3600
                        Chicago, Illinois  60603
                             (312) 726-1298
                           Fax: (312) 424-0660

April 20, 2002

Kenilworth Fund, Inc.
21 South Clark Street, Suite 2594
Chicago, Illinois  60603

     Re: Kenilworth Fund, Inc.

Ladies and Gentlemen:

     I have been asked to provide my opinion regarding the legality of not more than 10,000,000 shares of common stock (the "Shares") registered by the Kenilworth Fund, Inc., an Illinois corporation (the "Fund") under the Securities Act of 1933 (the "Securities Act") and/or the Investment Company Act of 1940.
The Fund has filed a Post Effective Amendment to its Registration Statement (the "Amendment").

     I have reviewed those documents and corporate proceedings provided to me by the Fund and by the Illinois Secretary of State, which I deem to be necessary in order to render the opinions contained herein. With regard to good standing, I have been advised by the Illinois Secretary of State that the Fund is in Good Standing as of the date hereof.

     Based on my review of the foregoing and subject to the qualifications contained herein, it is my opinion that under the Illinois Business Corporations Act, the Shares will, when sold, be legally issued, fully paid, and non-assessable. Upon effectiveness of the Amendment, the Fund may issue Shares for cash consideration, which Shares so issued will be validly issued, fully paid, and non-assessable shares.

     The foregoing opinion is subject to the qualification that it is based solely upon laws, facts and circumstances existing as of the date hereof, and no other opinion should be inferred beyond the matters expressly stated herein. I do not undertake to amend the opinion expressed herein with respect to matters occurring or brought to my attention after the date hereof. I offer no opinion with respect to the offer and sale of the Shares under laws of any state or the District of Columbia.

I consent to the filing of this opinion as an exhibit to the Amendment filed with the Securities and Exchange Commission and to the use of this opinion in connection with any state securities commissioner or agency filings in connection with the offering of the Shares for sale. I also consent to the Fund's reference to this opinion in any prospectus used in connection with the offering of the Shares.

Respectfully submitted,

/s/Steven L. Kroll
Steven L. Kroll